Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Tuesday, February 16, 2016

EMERSON RADIO CORP. REPORTS FISCAL 2016 THIRD QUARTER RESULTS

HACKENSACK, N.J. – February 16, 2016 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its third quarter and nine month period ended December 31, 2015.

Net product sales for the third quarter of fiscal 2016 were $8.0 million, as compared to $19.6 million for the third quarter of fiscal 2015, a decrease of $11.6 million, or 59.2%. The lower year-over-year net product sales were driven by an $11.6 million, or 61.4%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens and compact refrigerators.

As previously reported, Emerson was informed in November 2015 by one of its key customers that, commencing with the Spring of 2016, this customer will discontinue retailing in its stores the Emerson-branded microwave oven and compact refrigeration products currently sold to this customer by the Company. During fiscal 2015, the nine month period of fiscal 2016 and the third quarter of fiscal 2016, net sales of these products by the Company to this customer were approximately $39.5 million, $19.2 million and $2.7 million, respectively, comprising approximately 57.3%, 56.4% and 33.6% of the Company’s total net product sales. The Company continued shipping these products to this customer only through December 2015. Emerson anticipates that net product sales for the remainder of fiscal 2016 will be negatively impacted by this event and that the first full year impact of this event will be realized by the Company in fiscal 2017, which begins on April 1, 2016. As previously disclosed by the Company, the complete loss of, or significant reduction in, business with either of the Company’s key customers will have a material adverse effect on the Company’s business and results of operations. Accordingly, the loss of the net sales will have a material adverse effect on the Company’s business and results of operations. The Company is analyzing the impacts to its business of this event and is identifying strategic courses of action for consideration. There can be no assurance that the Company will be able to increase sales of such products at levels sufficient to offset the adverse impact of the loss of these products to this customer, if at all.

Licensing revenue for the third quarter of fiscal 2016 was $1.2 million, as compared to $3.3 million in the third quarter of fiscal 2015, a decrease of $2.1 million, or 64.8%, principally due to lower year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company. The Company expects its licensing revenue for the full year of fiscal 2016 to decrease as compared to the full year of fiscal 2015.

The Company’s largest license agreement is with Funai Corporation, Inc. (“Funai”), which accounted for approximately 80% and 79% of the Company’s total licensing revenue for the third quarter and nine month period of fiscal 2016, respectively, and approximately 92% and 85% of the Company’s total licensing revenue for the third quarter and nine month period of fiscal 2015. The license agreement was amended in November 2013 to extend the term until March 31, 2018. The agreement provides that Funai will manufacture, market, sell and distribute specified products bearing the Emerson ® trademark to customers in the U.S. and Canadian markets. Under the terms of the agreement, the Company receives non-refundable minimum annual royalty payments of $3.75 million each calendar year and a license fee on sales of product subject to the agreement in excess of the minimum annual royalties. During the third quarter of fiscal 2016 and fiscal 2015, licensing revenues of approximately $0.9 million and $3.0 million were earned under this agreement. During the nine month periods of fiscal 2016 and fiscal 2015, licensing revenues of approximately $2.8 million and $4.9 million were earned under this agreement.

As previously disclosed, on December 16, 2015, the Company received written notice from Funai stating its intention to terminate the agreement, with termination to be effective on December 31, 2016. As a result of such termination, unless the Company is successful in securing a new licensee to replace the licensing revenue which will be absent upon the Funai termination, the Company expects fiscal 2017, which begins April 1, 2016, licensing revenue will decline as compared to fiscal 2016 licensing revenue. As previously disclosed, since this licensing relationship contributes substantial product volume and market presence through Funai’s manufacture and distribution of products bearing the Emerson® brand name in the United States, the loss of this relationship and licensing agreement with Funai is expected to materially and adversely affect the Company’s revenue, earnings and business. The Company is analyzing the impacts of the Funai termination to its business and is identifying strategic courses of action for consideration, including seeking new licensing relationships. There can be no assurance that the Company will be able to secure a new licensee or distribution relationship to replace the licensing revenue, product volume and market presence of Emerson-branded products in the United States, which had been provided through the license agreement with Funai.

As a result of the foregoing factors, net revenues for the third quarter of fiscal 2016 were $9.2 million, a decrease of $13.7 million, or 60.0%, as compared to third quarter fiscal 2015 net revenues of $22.9 million.

Net product sales for the nine month period of fiscal 2016 were $34.1 million, as compared to $57.3 million for the nine month period of fiscal 2015, a decrease of $23.2 million, or 40.6%. The lower year-over-year net product sales were driven by a $22.5 million, or 41.1%, decrease in net sales of houseware products, which was the result of lower year-over-year net sales of microwave ovens, compact refrigerators and wine products, and a $0.7 million, or 28.9% decrease in year-over-year net sales of audio products.

Licensing revenue for the nine month period of fiscal 2016 was $3.6 million, as compared to $5.8 million in the nine month period of fiscal 2015, a decrease of $2.2 million, or 38.6%, principally due to lower year-over-year sales by the Company’s licensees of Emerson® branded products under license from the Company. The Company expects its licensing revenue for the full year of fiscal 2016 to decrease as compared to the full year of fiscal 2015.

As a result of the foregoing factors, net revenues for the nine month period of fiscal 2016 were $37.6 million, a decrease of $25.5 million, or 40.4%, as compared to nine month period of fiscal 2015 net revenues of $63.1 million.

Operating loss for the third quarter of fiscal 2016 was $0.1 million, as compared to operating income of $3.7 million for the third quarter of fiscal 2015 due to the lower year-over-year net revenues and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.2 million year-over-year reduction in SG&A expenses.

Operating loss for the nine month period of fiscal 2016 was $0.8 million, as compared to operating income of $4.5 million for the nine month period of fiscal 2015 due to the lower year-over-year net revenues and higher year-over-year cost of sales as a percentage of sales, partly offset by a $0.5 million year-over-year reduction in SG&A expenses. The cost of sales for the nine month period of fiscal 2015 included a $0.7 million reversal of operating reserves no longer required.

Net loss for the third quarter of fiscal 2016 was $0.1 million, as compared to net income of $2.9 million for the third quarter of fiscal 2015, due to the fiscal 2016 operating loss. Net loss for the nine month period of fiscal 2016 was $0.7 million, as compared to net income of $3.6 million for the nine month period of fiscal 2015, due to the fiscal 2016 operating loss. Diluted earnings per share for the third quarter of fiscal year 2016 was $.0.00, as compared to $0.11 for the third quarter of fiscal year 2015, a decrease of $0.11 per diluted share. Diluted loss per share for the nine month period of fiscal year 2016 was $0.02, as compared to diluted earnings per share of $0.13 for the nine month period of fiscal year 2015, a decrease of $0.15 per diluted share.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our third quarter and nine month fiscal 2016 net income declined significantly as compared to the prior year due primarily to lower net sales and margins on those product sales, driven by product discontinuations by the Company’s key customers, lower year-over-year retail sell through on existing models and intense competition, including downward pricing pressure, within all of our product categories, as well as significantly lower year-over-year licensing revenue. We expect these factors, along with the aforementioned sales discontinuation at one of our key customers, to affect our year-over-year comparisons throughout the remainder of fiscal 2016 and beyond, and we expect our full year fiscal 2016 licensing revenue to decline on a year-over-year basis due to lower expected sales of Emerson-branded product by our licensees. The Company is analyzing the impacts to its business of the aforementioned key customer sales discontinuation and the impending December 31, 2016 termination of our licensing agreement with Funai, and identifying strategic courses of action for consideration. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Net revenues:
Net product sales	$7,989	$19,596	$34,056	$57,300
Licensing revenue	1,164	3,302	3,552	5,788

Net revenues	9,153	22,898	37,608	63,088
Costs and expenses:
Cost of sales	7,489	17,247	32,040	51,441
Other operating costs and expenses	60	116	301	560
Selling, general and administrative expenses	1,654	1,841	6,055	6,572

	9,203	19,204	38,396	58,573

Operating (loss) income	(50)	3,694	(788)	4,515
Other income:
Interest income, net	43	42	121	151

(Loss) income before income taxes	(7)	3,736	(667)	4,666
Provision (benefit) for income taxes	59	882	(12)	1,114

Net (loss) income	($66)	$2,854	($655)	$3,552

Net (loss) income per share:
Basic	0.00	0.11	(0.02)	0.13
Diluted	0.00	0.11	(0.02)	0.13
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	31-Dec-15	31-Mar-15
ASSETS
Current Assets:
Cash and cash equivalents	$27,612	$43,485
Restricted cash	500	500
Short term investments	20,114	—
Trade accounts receivable, net	3,043	4,275
Royalty receivable	1,290	3,522
Inventory	4,674	4,519
Prepaid purchases	1,154	2,961
Prepaid expenses and other current assets	583	702
Deferred tax assets	976	962

Total Current Assets	59,946	60,926
Property, plant, and equipment, net	36	77
Deferred tax assets	651	1,058
Other assets	127	102

Total Non-current Assets	814	1,237

Total Assets	60,760	62,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	1,650	2,137
Due to affiliates	500	500
Income tax payable	574	847

Total Current Liabilities	2,724	3,484
Non-current Liabilities:
Long-term income tax payable	493	481

Total Non-current Liabilities	493	481

Total Liabilities	3,217	3,965
Shareholders’ Equity:
Series A Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at December 31, 2015 and March 31, 2015, respectively	529	529
Additional paid-in capital	79,792	79,792
Accumulated deficit	(1,864)	(1,209)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	57,543	58,198

Total Liabilities and Shareholders’ Equity	60,760	62,163